Exhibit 99.1
Zentalis Pharmaceuticals Reports Second Quarter 2026 Financial Results and Business Updates

•Following U.S. regulatory discussions, accelerated approval strategy remains intact, supported by DENALI Part 2
•Enrollment completed in Part 2a and 2b of the DENALI trial; Part 2c is enrolling
•DENALI Part 2 topline readout expected in 1H 2027 to allow for data maturation post full enrollment
•$174.6 million in cash, cash equivalents and marketable securities as of June 30, 2026, providing runway into late 2027 to support execution of key milestones

SAN DIEGO — August 6, 2026 — Zentalis® Pharmaceuticals, Inc. (Nasdaq: ZNTL), a clinical oncology innovator advancing late-stage development of an investigational, potentially first-in-class WEE1 inhibitor, azenosertib, as a biomarker-driven treatment approach for ovarian cancer, today announced financial results for the second quarter ended June 30, 2026, and highlighted recent corporate, regulatory and clinical progress and upcoming expected milestones.

"We have achieved important milestones on the continued advancement of azenosertib in our registration-intended DENALI Phase 2 and ASPENOVA Phase 3 trials for patients with Cyclin E1-positive platinum-resistant ovarian cancer (PROC), including completing the enrollment of DENALI Part 2b and aligning with the U.S. Food and Drug Administration (FDA) following a Type D meeting on our selected dose and DENALI study population to support potential accelerated approval,” said Julie Eastland, Chief Executive Officer of Zentalis. "We remain as confident as ever that azenosertib has the potential to be an important oral, non-chemotherapy treatment option for the approximately 50% of PROC patients with Cyclin E1-positive tumors, who have limited options. We expect to provide the topline readout of DENALI Part 2 in 1H 2027. We continue to advance the confirmatory ASPENOVA Phase 3 trial with the goal of bringing a potential first-in-class WEE1 therapy to market for this underserved patient population globally. In addition to the lead indication, we see opportunity for expansion of azenosertib into platinum-sensitive settings of ovarian cancer and additional tumor types through combinations."

"We are well capitalized as of June 30, 2026 with cash, cash equivalents and marketable securities of $174.6 million to support the execution of key milestones and to continue advancing our regulatory strategy for both accelerated and full approval in PROC,” Ms. Eastland continued.

Business Updates

•Regulatory Update: Met with the FDA in a Type D meeting regarding the Company’s accelerated approval strategy, including dose. The FDA had no objection to the continued study of the selected monotherapy dose of azenosertib at the 400mg once daily on a 5-days-on, 2-days-off schedule (400mg QD 5:2) in patients with Cyclin E1-positive PROC, selected based on a pre-specified interim analysis from DENALI Part 2a. The FDA acknowledged the DENALI Part 2 study population, including the 2c cohort, has the potential to support an accelerated approval pathway, subject to the strength of the data and the landscape of approved agents at the time of regulatory action.
•DENALI Part 2 Enrollment and Integrated Topline Readout: Enrollment in DENALI Parts 2a and 2b is complete. Earlier this year, the Company expanded DENALI Part 2 to broaden the overall study population and enrich patients previously treated with a taxane-containing regimen for PROC, aligning the study population with the evolving treatment landscape of approved agents. DENALI Part 2c is currently enrolling. The integrated dataset of DENALI Parts 2a, 2b, and 2c is designed to support accelerated approval in the Cyclin E1 biomarker-selected patient population, subject to regulatory review. The Company expects to provide a topline readout in 1H 2027 to allow for data maturation post full enrollment.
•ASPENOVA Phase 3 First Patient Dosed: In May 2026, announced the first patient was dosed in the Phase 3 ASPENOVA confirmatory trial designed to satisfy FDA requirements for U.S. full approval and to support approval in major ex-U.S. markets. The trial is currently enrolling.
•ESMO 2026 Abstract Acceptances: Announced that the European Society for Medical Oncology (ESMO) has accepted an abstract for rapid oral presentation at the 2026 ESMO Annual Meeting featuring overall survival analysis from Part 1b of the DENALI study of azenosertib in PROC patients. A second abstract featuring the ASPENOVA Phase 3 trial design has been accepted for a trial-in-progress poster presentation.
•MUIR Clinical Trial Data Presented at ASCO 2026: Presented results from Part 1 of the Phase 1b MUIR trial at the 2026 American Society of Clinical Oncology (ASCO) Annual Meeting, focusing on an evaluation of azenosertib in combination with paclitaxel in PROC. The data showed combinability and activity of azenosertib in an all-comer PROC setting, demonstrating the potential for azenosertib in multiple lines of ovarian cancer and more broadly in combination with cytotoxic agents in other tumor types. Part 2 enrollment is ongoing for azenosertib in combination with bevacizumab for 2L platinum sensitive ovarian cancer.
•Expanded Commercial Capabilities: In May 2026, announced the appointments of Shannon Campbell to the Company’s Board of Directors and Sarah Kelly as SVP of Commercial Strategy to support commercialization readiness.

Second Quarter 2026 Financial Results
•Cash Position: Cash, cash equivalents and marketable securities were $174.6 million as of June 30, 2026, compared to $245.9 million as of December 31, 2025. The Company believes that its existing cash, cash equivalents and marketable securities as of June 30, 2026 will be sufficient to fund its operating expenses and capital expenditure requirements into late 2027.
•Research and Development Expenses: Research and development expenses for the three months ended June 30, 2026 were $35.2 million, compared to $27.6 million for the three months ended June 30, 2025. The increase of $7.6 million was primarily due to a $7.0 million milestone payment to Recurium IP Holdings, LLC required as a result of the commencement of the Phase 3 ASPENOVA clinical trial and an increase of $5.2 million related to clinical expenses and drug manufacturing, including costs associated with advancing the DENALI and ASPENOVA trials. This increase was partially offset by a decrease of $4.5 million for personnel expense, of which $2.1 million was non-cash stock-based compensation, and a decrease of $0.1 million related to allocated overhead.
•General and Administrative Expenses: General and administrative expenses for the three months ended June 30, 2026 were $9.2 million, compared to $8.4 million during the three months ended June 30, 2025. This increase of $0.8 million was primarily attributable to an increase of $1.7 million for consulting and outside services. This increase was partially offset by a decrease of $0.9 million for non-cash stock-based compensation.
•Total Operating Expenses: Total operating expenses were $44.4 million for the three months ended June 30, 2026, compared to $36.1 million for the three months ended June 30, 2025.

About Azenosertib
Azenosertib is an investigational, potentially first-in-class, selective, and orally bioavailable inhibitor of WEE1 currently being evaluated in clinical studies in ovarian cancer and additional tumor types. WEE1 acts as a master regulator of the G1-S and G2-M cell cycle checkpoints, through negative regulation of both CDK1 and CDK2, to prevent replication of cells with damaged DNA. By inhibiting WEE1, azenosertib enables cell cycle progression, despite high levels of DNA damage, thereby resulting in the accumulation of DNA damage and leading to mitotic catastrophe and cancer cell death.

Azenosertib is in late-stage development as a potential treatment for Cyclin E1-positive PROC. There is currently no approved treatment option specifically for this biomarker-selected population which comprises approximately 50% of PROC patients. Cyclin E1 protein overexpression has been established as a sensitive and specific predictive biomarker for identifying patients who could potentially derive benefit from azenosertib treatment.

About DENALI Clinical Trial
DENALI is a multi-part Phase 2 registration-intended clinical trial (NCT05128825) studying azenosertib in PROC patients.

Part 1b enrolled patients with PROC regardless of Cyclin E1 protein expression, all treated at 400mg QD 5:2. Part 2 is prospectively enrolling PROC patients with Cyclin E1 protein overexpression based on Zentalis' proprietary immunohistochemistry cutoff.

Part 2, in total, is designed to support accelerated approval, pending positive study outcomes and further discussions with the FDA. The study design consists of the following parts:

•Part 2a: Dose confirmation evaluated two doses, 300mg QD 5:2 and 400mg QD 5:2, with approximately 30 patients enrolled per dose group. 400mg QD 5:2 was selected as the optimal monotherapy dose. Recruitment at the 300mg QD 5:2 dose level has been discontinued. All patients enrolled in Part 2a will contribute to the overall safety database submitted to the FDA.
•Part 2b: Enrollment expansion at the selected 400mg QD 5:2 dose up to approximately 100 patients, including patients at this dose in Part 2a. This cohort has completed enrollment.
•Part 2c: Broadening study population, which is expected to include approximately 40 patients previously treated with a taxane-containing regimen for PROC. This cohort is currently enrolling. Zentalis expects to complete enrollment in all cohorts of DENALI Part 2 (2a, 2b, 2c) and provide a topline readout by 1H 2027.

For physician and patient information about the DENALI trial, please visit www.denalitrial.com.

About ASPENOVA Clinical Trial
ASPENOVA is a Phase 3 randomized, confirmatory clinical trial designed to support full approval of azenosertib in patients with Cyclin E1-positive PROC. The trial is expected to enroll approximately 420 patients and compare azenosertib monotherapy at 400mg QD 5:2 to investigator's choice of standard-of-care single-agent chemotherapy (paclitaxel, pegylated liposomal doxorubicin [PLD], gemcitabine, or topotecan) in this biomarker-selected population. The primary endpoint is progression-free survival (PFS); key secondary endpoints include overall survival (OS) and overall response rate (ORR). The trial design was based on feedback from the U.S. FDA regarding requirements for seeking approval under the accelerated approval pathway and requirements to support potential conversion to full approval.

About MUIR Clinical Trial
MUIR (NCT04516447) is a multi-part, open-label Phase 1b clinical trial evaluating the safety, efficacy, and preliminary clinical activity of azenosertib combinations in patients with ovarian cancer. Part 1 enrolled patients with platinum-resistant ovarian cancer (PROC) treated with azenosertib in combination with one of four chemotherapy regimens: carboplatin, gemcitabine, pegylated liposomal doxorubicin, or paclitaxel. Primary objectives are safety and tolerability, with key secondary objectives including clinical activity assessed by objective response rate, duration of response, and progression-free survival per RECIST v1.1.

Part 2 is evaluating azenosertib plus bevacizumab as maintenance regimen (first [1L] or second line [2L]) in patients with advanced ovarian, peritoneal, or fallopian tube cancer following platinum-based chemotherapy. The dose expansion portion will evaluate azenosertib at the recommended dose in combination with bevacizumab in patients with platinum-sensitive ovarian cancer in 2L who progressed while on a PARP inhibitor for 1L maintenance. The primary objective is safety and tolerability; secondary objectives include preliminary clinical activity of the combination as assessed by progression-free survival for the dose expansion portion. The dose expansion portion is currently open for enrollment.

About Zentalis Pharmaceuticals
Zentalis is a clinical oncology innovator developing a treatment approach for ovarian cancer and multiple tumor types. Leveraging therapeutics development and biomarker expertise, Zentalis is advancing monotherapy and combination studies of its investigational first-in-class WEE1 inhibitor, azenosertib. Focused on translating WEE1 science into clinical practice, we aim to equip physicians with a targeted, non-chemo, orally available medicine that enhances treatment experience, choice, and outcomes. Our mission: to unburden cancer patients with more convenience and care.

For more information, please visit www.zentalis.com. Follow Zentalis on LinkedIn at www.linkedin.com/company/zentalis-pharmaceuticals.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the potential for azenosertib to be first-in-class; the continued development of azenosertib; the clinical and therapeutic potential of azenosertib, including the potential for azenosertib to be an important treatment option for patients with ovarian cancer or other indications; the Company’s biomarker-driven strategy for azenosertib; the potential to advance research on additional areas of opportunity for azenosertib as maintenance therapy in ovarian cancer and to explore additional tumor types; the Company’s anticipated milestones and the timing thereof, including the anticipated enrollment completion of DENALI Part 2, the topline readout from DENALI Part 2, and the design, conduct and timing of our confirmatory ASPENOVA Phase 3 and MUIR Phase 1b trials; the Company's commercialization planning and readiness activities; the potential for expansion of azenosertib into platinum-sensitive settings and additional tumor types; the Company’s anticipated cash runway; and the Company’s planned regulatory strategy for azenosertib and the timing thereof, including the potential for DENALI Part 2 to support an accelerated approval and for ASPENOVA to support conversion to a full approval and ex-US approval. The terms “anticipate,” “advance,” “believe,” “continue,” “design,” “develop,” “expect,” “focus,” “intend,” “plan,” “potential,” “runway,” “strategy,” “target,” and “will” and similar references are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history, which may make it difficult to evaluate our current business and predict our future success and viability; we have and expect to continue to incur significant losses; our need for additional funding, which may not be available; our substantial dependence on the success of azenosertib; our plans, including the costs thereof, of development of a companion diagnostic; risks relating to the regulatory approval process or ongoing regulatory obligations; the outcome of preclinical testing and early trials may not be predictive of the success of later clinical trials; potential unforeseen events during clinical trials could cause delays or other adverse consequences; our product candidates may cause serious adverse side effects; the interim, initial, “topline,” and preliminary data from our clinical trials may change as more patient data becomes available, and are subject to audit and verification procedures that could result in material changes in the final data;; our reliance on third parties; effects of significant competition; the possibility of system failures or security breaches; risks relating to intellectual property; our ability to attract, retain and motivate qualified personnel, and risks relating to management transitions; significant costs as a result of operating as a public company; and the other important factors discussed under the caption “Risk Factors” in our most recently filed periodic report on Form 10-K or 10-Q and subsequent filings with the U.S. Securities and Exchange Commission (SEC) and our other filings with the SEC. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
ZENTALIS® and its associated logo are trademarks of Zentalis and/or its affiliates. All website addresses and other links in this press release are for information only and are not intended to be an active link or to incorporate any website or other information into this press release.

Contact:
Aron Feingold
VP, Investor Relations & Corporate Communications
ir@zentalis.com

Zentalis Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating Expenses
Research and development	$35,163	$27,610	$63,879	$54,857
General and administrative	9,228	8,448	18,367	19,028
Restructuring	—	—	—	7,796
Total operating expenses	44,391	36,058	82,246	81,681
Loss from Operations	(44,391)	(36,058)	(82,246)	(81,681)
Other Income (Expense)
Investment and other income, net	2,243	9,184	4,866	6,528
Net loss before income taxes	(42,148)	(26,874)	(77,380)	(75,153)
Income tax expense	138	—	258	—
Net loss	$(42,286)	$(26,874)	$(77,638)	$(75,153)
Net loss per common share outstanding, basic and diluted	$(0.59)	$(0.37)	$(1.10)	$(1.05)
Common shares used in computing net loss per share, basic and diluted	71,326	71,992	70,798	71,836

Zentalis Pharmaceuticals, Inc.
Selected Condensed Consolidated Balance Sheet Data
(Unaudited)
(In thousands)

	As of June 30,	As of December 31,
	2026	2025
Cash, cash equivalents and marketable securities	$174,608	$245,893
Working capital (1)	143,653	216,632
Total assets	215,330	288,967
Total liabilities	71,684	72,763
Total Zentalis equity	$143,646	$216,204

(1) The Company defines working capital as current assets less current liabilities.